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BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

EMPLOYEE MEETING IN DORTMUND, GERMANY

November 19, 2010

Tim Sullivan:

Good Morning. Well welcome. Thank you this morning for coming and we are very pleased to be here this morning with a very large announcement about our company and the future of our product lines that are built here in Dortmund. Let me begin by saying our company was not for sale. Our company was very independent, very pleased about our market position and our growing presence in the mining industry worldwide. I was approached about two months ago by the new chairman and CEO of Caterpillar, Doug Oberhelman and Mr. Oberhelman offered me a proposition. He said that he thinks that, as the world gets much smaller, particularly in markets where we compete like China, Indonesia, and Russia by bringing together the portfolio of products we have developed at Bucyrus for the mining industry and the large portfolio of machinery that exists at Caterpillar. That we would create the largest manufacturer of machinery in the world. By bringing these two companies together, we put ourselves in a position to compete most effectively against any competition that we would come up against. The proposition of bringing these two companies together and being that type of market force was compelling enough that I though it needed serious consideration. Because of that approach, I took Mr. Oberhelman’s request to our board of directors about one month ago for consideration. And just this past weekend our two boards of directors agreed on a path forward. Now typically with these types of transactions, dollars and sense and the value of the companies is something that’s discussed in some detail. But that was actually a very straightforward discussion. The discussion at that time that was more important to our board of directors and the board of directors of Caterpillar was how we would assimilate these two companies together to most effectively compete in the international market place. Now you may have read in the press release that we will have our global headquarters of our combined companies in South Milwaukee, which is our current headquarters. You also probably read that the brand name Bucyrus would be retained for a certain period of time. That is true for certain of our products. It will be true for primarily what I refer to as our Heritage products, which were the long-term core surface products that are manufactured in our plant in Milwaukee. However, we have suggested and offer to Caterpillar that products that are conducive to distribution and these are primarily products that are sold in higher quantities and that are operated with diesel engines that branding could also change at a more rapid pace with those types of products. Now, what does that mean for you here at Dortmund? Obviously, that is everyone’s primary concern here. We sincerely believe that the combination of these two companies and using the Caterpillar distribution network worldwide that our market penetration will increase above an historical levels that we have ever seen. If we are able to penetrate the markets to the extent that we believe we can using CAT distribution that obviously means higher volume of machinery, more units, more opportunities for you here in Dortmund. So we see as that market penetration increases, not only will the production increases that we’ve seen by using the Bucyrus approach in the marketplace, but we will see a major increase using a universal Caterpillar approach in the marketplace assisted by our traditional sales and service organizations around the world. Although I fully realize that whenever there is change, there is consternation, concern and worry. We’re here to tell you today not to worry, that this is all good and that this will be good for our entire company as we move forward. And that this enterprise that we have put together will be an extremely formidable and strong presence that will be around for many years to come. We are effectively combining one company, Bucyrus, that is 130 years old, and Caterpillar, which is 85 years old, and the combined enterprise will soon exceed 50 billion US dollars worth of revenue. In the machinery business, and particularly as we look at the mining machinery business, size does matter. Part of the justification on putting these companies together is to be able to effectively supply large fleets of machinery to the ever-increasing size of our customers. Primarily the big, global, multi-national mining producers that require the type of size and capacity of a company like the combined company of Caterpillar and Bucyrus. But I’m sure you want to hear more from the people from Caterpillar. We will have the gentlemen from Caterpillar address you and then we are going to also open this up for questions to make sure that you have the opportunity to get any questions that you may have answered. I have with me today, two gentlemen from Caterpillar. We have Steve Wunning, Group President for Machinery, which includes the Mining Machinery for Caterpillar, and we have Chris Curfman, and Chris Curfman has been in charge of, in the lead, of the mining machinery group within Caterpillar for several years. So at this time I’d like to turn over the podium to Steve Wunning, Group President for Caterpillar.

Steve Wunning:

Well good morning, it’s my absolute pleasure to be with you today. The last hour I’ve had the opportunity to visit your facility here and I want you to know that I am very impressed with what I see. It’s a very impressive facility and the products that you make here, the hydraulic shovels have got a reputation all over the world as being outstanding shovels so we’re very proud to be part of this. What I’d like to do is to just talk to you a little bit about Caterpillar. You’re probably curious about Caterpillar, the company, and I used to think that we were a very old company with a long-standing heritage but frankly, Bucyrus is actually older and has a longer heritage. We have been around for 85 years and our company has been built upon quality and meeting customer expectations, just as Bucyrus’ heritage and reputation has been built upon. We build a lot of products from very very small skid steer loaders that you can use in landscaping operations all the way to large mining trucks that your shovels work with in terms of loading, from very very small engines to very large engines that are built in Kiel, Germany, in our MAK Operations. We offer a very very broad product line. We have a company that’s larger. We have employment of over 100,000 people in factories all over the world. We’ve been manufacturing in Europe for many many decades. We have large plants in France and in Belgium in the United Kingdom and here in Germany. What I’m excited about though is the combining of the Caterpillar team and the Bucyrus team. Is that I believe this is an unbeatable combination that no other company can match. And the interesting thing about combining our two companies is that where you are strong, we are weak and where we are strong, you’re not quite as strong. And by combining our two teams, our two companies, this is more than one plus one equals two, it equals a whole lot more than two. And as Tim said, this is why we combined our companies. As I mentioned, we have a long long heritage in our company. And I just want to talk a little bit about our culture within Caterpillar. While we are a very big company, we are also a family. As an example, I’ve been at Caterpillar my entire working life for 37 years. And that’s not unusual. For those of us at Caterpillar we come to work after we get out of school and we stay until we decide to retire. I’ve given many many 50-year pins to employees at Caterpillar. We have given service pins to employees who have worked over 55 years. And last year we gave a service pin to an individual that had worked 60 years at Caterpillar and he’s still working at Caterpillar. Like any family, many of us have had fathers that have worked at Caterpillar and their fathers have worked at Caterpillar. As an example, my brother also works at Caterpillar. So many times it’s third and fourth generation. Chris Curfman’s dad worked at Caterpillar for over 40 years. So in many cases our fathers recommend to their sons to come to work for Caterpillar. So we are a large company but we are one that’s very much a family. And we would like to welcome you to our family and make it a bigger family. Another thing that’s very similar is that it’s very important to us is employee safety. We have put a great deal of emphasis on safety within our factories and safety within our offices. And we have improved our safety to such a point that we’re now recognized as one of the leading companies in having safe factories. Now we’re not satisfied with that because we have more to do because we have more than zero injuries and our goal are to have zero injuries in our factory. But it’s very important to our employees and to Caterpillar. Another thing that is very important to us is employee engagement. We pay very competitive in terms of our wages and our benefits. But we strive to create an atmosphere and a culture where our employees like to come to work, they recommend to people that they know, their friends, their neighbors, and their families to come to work at Caterpillar. And this is a culture that is very similar to the culture that Bucyrus has. We also recognize that the most important thing we do besides safety and employee engagement is product quality. Product quality is why our customers buy our equipment and it’s the reason why Bucyrus customers buy Bucyrus equipment. Product quality is our heritage, it’s our history, but product quality is also our future. So there are many things that are common between Caterpillar and Bucyrus. I just named just a few. I’m convinced that we will be much stronger together than we would otherwise be acting alone. And by combining our companies, what we’re talking about is growing faster. This new organization is all about growth. We’ll have the broadest product line in the industry. We’ll have a one-stop shop for our customers. And our customers, our mining customers, are very large companies themselves and what they want are fewer suppliers so they can rely upon them more and form strategic long-term partnerships. And by combining our two companies, we are able to provide just that. A one-stop shop and long-term strategic partnerships with the mining companies. We’ll be able to combine our CAT dealer network with Bucyrus’ field force and combine the strengths of the two. We will be able to leverage Bucyrus’ manufacturing capabilities and from what I see here, you have some outstanding capabilities that we can use in many of our factories across the world. We want to combine the strengths of both. We manufacture a lot of components from engines to hydraulics to electronics. You buy a lot of components. And this gives us an opportunity to maybe use some Caterpillar components into your shovels that can lower the cost of the shovel and maybe improve the performance to make the hydraulic shovel more competitive. So the reason we are doing this is to grow our two companies faster than what we’ve been able to do ourselves. I guess the last thing I’d like to say is that we’re going to learn a whole lot more from you than you will for us. And I promise you that we’re going to listen in terms of how you do business and learn from that and we’ll also share with you how we do business and we’ll combine the best of the best. What I’d like to do is to turn it over to my colleague Chris Curfman, who’s been in the mining business for Caterpillar for many years. And he’s going to tell us how we’re going to grow faster. Chris.

Chris Curfman:

Good morning, my name is Chris Curfman and I’m in charge of Caterpillar’s mining business worldwide. Just to give you an idea we are manufacturing today large mining trucks from 60 to 400 ton trucks, we’re manufacturing large track type tractors like the D9, D10, D11, we’re manufacturing a large wheel loader line like the 994 in Illinois, and we’re manufacturing in Australia underground hard rock loaders and machines underground for all the hard rock mining. We also manufacture our articulated trucks from 20 to 50 ton in the UK and we sell the largest motor grader in the world, the 24M. We also manufacture truck bodies around the world and also now own EMD the locomotive company so we now have locomotives for the large mining customers as well. The opportunity we have here together is huge. Our companies together with Tim Sullivan and Caterpillar mining will exceed 11 billion dollars US. We’re very proud of our association with you. We are desperately looking for and have looked for many years a hydraulic shovel to load our trucks. We exited the shovel business in 2003 with a 5,000 series shovel and now here we are today teamed up with Bucyrus with the best truck and shovel match in the industry. I’ve been here many years ago, I’ve know Harry Bussmann for a few years. We were here when you were O&K, I was here when you were Terex and now we’re back as Bucyrus and very much looking forward to the opportunity to put our companies together. Over the last four days, I’ve had numerous phone calls from our Caterpillar dealers, our customers around the world, which are very similar to Bucyrus, and from the Caterpillar employees in mining and across the country and the world in terms of their excitement about this merger. They are very happy that they now will have a full line of machinery to supply customers with hydraulic shovels. The advantage we think that we can help in terms of helping produce more shovels here is our distribution network of Caterpillar dealers. As Steve said, we have a great opportunity to grow this business in a very rapid way. You are the shovel experts. We are not the shovel experts. We have a lot to learn from you on how to do this business. Together though we will have the strongest machinery mining business in the world and together we should maximize the growth opportunity that we have across the world. In the next six to nine months, we’ll be working with Tim and Harry and everybody planning on how we do this business the most effectively around the world with the best products, the best distribution, and the best quality to drive lowest cost per ton for our mining customers around the world. And this all revolves around people. We’re only as good as the people we have around us so we’re very much looking forward to learning from you, working with you, and go after and gain a lot more business in the world with our hydraulic shovels together. So I’d like to thank you for this opportunity and I’d like to I guess invite Harry Bussmann up for questions. We want to have you come to us for questions. Thank you very much.

Harry Bussmann:

German 23:32 to 24:18

Yes, Ladies and Gentlemen, I have told Mr. Rittershaus and Mr. Reinartz over the phone that you cannot be left alone for even 10 minutes and the company is already sold when I go on vacation for a few days.

Audience member: [INDISCERNIBLE 23:46]

Harry Bussmann: before this happens one more time, you surely have some questions. Please do not be shy, come forward and go over there, where Mr. Kisker is standing with the microphone or wave to Mr. Kisker, Ms. Winter also has a tele-, no, no, microphone. Please make the discussion lively. Mr. Müller, please.

German - 24:24 to 25:06

Audience member (MR. MÜLLER):

Yes, gentlemen. We have been very surprised by this new sale of our company.

The situation we are in is that we have all sorts of questions. We presume, however, that first of all you do not have a solution at all. The first question we have would be what vision do you have for us? How will we be set up at the end of the year? What happens to the company that you are currently building in the States? I believe this is sufficient to start with.

Tim Sullivan:

Ok, let me start responding to that and then I’ll let Steve and Chris provide you with some feedback as well.

First and foremost, nothing changes in the short term. This transaction will probably not close for at least six to nine months. We have to go through a lot of international regulatory approvals, all the countries that we do business in, we have to file anti-trust, it’s a very long list of government approvals in various countries around the world so this will take six to nine months. During that six to nine month period, nothing changes. Everything stays the same. It’s as if we weren’t even here today to tell you this. Now, after this transaction closes, I have had good discussions with both Steve and Chris as well as Doug Oberhelman, the Chairman and CEO, and I have committed to work through a transition period to make sure that two things happen. Number 1: that everything that we’ve worked on together is not squandered or taken backwards. As Steve mentioned, this entire transaction is about growth and it’s about moving forward, it’s about growing the companies. The last thing that Caterpillar want or we want is to have anything that we’ve put as a foundation to move forward be dismantled or changed. And I’ve got the commitment of these two gentlemen and Doug Oberhelman that that will not happen. And you have my commitment that I will stay through the transition until not only we and myself personally are satisfied that we have the foundation strong to move forward, but that you’re also satisfied that things will continue at the base at the foundation that we’re at today and that we move this to the next level. I can tell you that Caterpillar has spent a lot of money for this transaction. Almost 9 billion US dollars. No matter what currency you measure that in, that’s a tremendous amount of money. And the last thing that they want or we want is for that to be wasted money. And it could become wasted money if we don’t do the right things. Maintain the market position that we’ve grown to, maintain the way that we do business, and maintain the way that we will do business in the future. So these are all basic concepts that we will concentrate on in the near term and then also after closing. And maybe I’ll have Steve comment as well about some of his ideas.

Steve Wunning:

Yes, what I’d like to add is that Caterpillar doesn’t buy and sell companies. In fact, we have bought a few companies over the years but we buy and keep companies. Is that we buy companies where there is a great strategic fit with our product line with our manufacturing and with our people. This is a long-term marriage between Caterpillar and Bucyrus. You’re going to be, we’re going to be together for a long time. That’s why we are doing this. The hydraulic excavator, the products that you manufacture in this plant, are critically important to the strategy here. We do not have a hydraulic excavator. We do not have a loading tool for our trucks. Our customers have been asking us to do this. So this is a critical element in our overall strategy. But what’s incredibly important also is that each and every one of our factories has to be highly competitive in the global marketplace. And to be high competitive that means high quality, delivery times that our customers want, and being very cost effective and that’s what every one of our factories and that’s what Caterpillar has to be to be successful is to be highly competitive. And there’s no difference here. And those are things that you have complete control over, we have complete control over. And if we do those things well and we are highly competitive, the future is bright. Now, as Tim said, we have not done all the planning yet, we do not have all the answers yet. And what we will be doing over the next several months, we’ll be doing a lot of planning. And we’ll be listening to Bucyrus, we’ll be listening to you to make sure that we factor those into our plans. And as soon as we have our plans developed, we’ll come back to you and share those with you. But my view is that the future is very bright.

German – 31:15 to 32:16

Audience member:

[INDISCERNIBLE 31:20] Microphone on, yes, thanks. Yes, currently we have had a very controversial situation, now shortly prior to the purchase. We have this, our lease agreement - you know this, Mr. Sullivan, this problem. You have in fact made use of the special right of termination even though it was previously otherwise agreed upon. This means that, as it stands right now, the lease agreement is effective only until the end of 2013, and the question, of course, that we all ask ourselves is, isn’t this strange timing, this connection between this decision and then shortly after the announcement with Caterpillar, and the next issue would of course be, as it has been nicely said here, having more and more orders with Caterpillar, producing more also means investing more. Then and shortly after we said, okay let’s see what we can do, what is going to happen? Does this have anything to do with that or is it a coincidence, or where is this leading?

Tim Sullivan:

I knew that question was going to be asked today. And I can tell you with all honesty that they are not connected but having said that, let me explain to you the situation because it’s actually quite simple and straightforward. When we looked to make a commitment here to have a long-term lease on this facility, the person that owns these facilities agreed to make significant investments to improve the facilities, significant investment. And when we came to the point to either have the ability to terminate or extend, he would not put in writing what he agreed verbally he would do to improve these facilities. So in any negotiation, you have to use what we refer to as leverage. So we terminated. He was obviously shocked and now he has committed to us to come back with his commitment in writing that he will make the improvements that we wanted to extend our contract for 10 years. The last thing we wanted was to extend for 10 years and then to have him not meet his verbal commitments and in general, I’m a very trusting person and I like to accept a person’s word, but the prudent thing when we’re talking about the type of money that was involved in the improvements in this facility was to get that agreement in writing. Now that happened just a couple of weeks ago, and obviously then people think, “Ah, that must have been part of the Caterpillar discussions.” I can assure you they were completely separate and hopefully we will be able to resolve things with our landlord in the short term.

Steve Wunning:

You know, the one thing I just do want to add is that I didn’t even know there was a lease coming due until Tim told me last weekend. And he said by the way, at Dortmund, we have a lease coming due. So this was news to me until Saturday.

German – 35:12 to 36:09

Harry Bussmann: Any further questions? If I, I will these, the questions, Uwe.

35:24

Audience member:

The first question, or the second question, that I asked myself a little while ago concerned the factory premises to be newly built or the workspace to be newly built for hydraulic excavators in the States. That is what I asked and there still has been no response. So, the question was: we have read that a new plant will be built for hydraulic excavators in the States, in particular for this product line that we are manufacturing here. Naturally, we are greatly concerned that you want to manufacture our equipment in the States and we would like to get a clear statement in this regard. Thanks.

Tim Sullivan:

Before Steve responds to that question specifically, I want to make sure there is clarity around the existing Bucyrus strategy. And I think we’ve made it very clear in our public statements that the RH400 will no longer be built here. That is going to be built in our Milwaukee facility. And that sized shovel was being moved because of the crane capacities and the capability in our Milwaukee facility. Now I’ll have Steve respond to the statements that Caterpillar made in the past.

Steve Wunning:

In June of this year, we announce that we were going to introduce a shovel line of five products. And at that time, we were not in discussions with Bucyrus. So we have just begun the program and that program is a 5-year program. And the idea at that time is that we would build those shovels in our facility in Aurora, Illinois. So we are at the very beginning planning stages of that right now. Now because we have a shovel line once we close with Bucyrus, that’s going to significantly alter and reduce the scope of our plans for our own shovel line because we don’t need two shovel lines, we need one world-class shovel line and that’s the Bucyrus product. Now what we have to do now is to get into the details and to really understand what our long-term global manufacturing footprint is for all of our products including our shovels. And I can’t tell you today exactly how that’s going to play out but we’re going to take that under serious consideration and once we do know we’ll be coming back to you.

Tim Sullivan:

Let me clarify one other situation because this will also play into the strategy in the near and long term. Whereas I said we are moving the RH400 to the Milwaukee facility, we also said that we were going to have to move some of the smaller excavators closer to the markets where our competition is at, particularly Asia. Our two main competitors, Komatsu and Hitachi, are actually fabricating and manufacturing small hydraulic excavators now in Indonesia and they are dominating the market in that place. We do not compete because of the freight costs between Germany and the Asian market. Likewise, we are not able to compete effectively in the Americas, both North and South America. So part of our strategy going forward, and we’ve talked about this as well, is we haven’t done this yet, but we’ve been talking about it, is that we need to provide kits here in Dortmund for the small excavators whereby we ship those kits to Asia and to either South or North America and then have fabrication and assembly done on a most more cost effective basis in those areas. Now one of the options that we’ll be looking at is where we do that. We don’t know that yet. But the consistent message that we’ve always said is that we call it the high productivity excavators or the medium size excavators something between the RH400 and the very small excavators the excavators that are on the assembly floor here today are the type of excavators that we do extremely well here and that we can compete here very well so somewhere that will be the strategy going forward and somewhere in the next few months we will have a clear and direct strategy for that small excavator because we’re losing marketplace position every day that we have not made that decision.

Chris Curfman:

I’d like also if I may add just a couple points. As Tim said, the hydraulic shovel business is booming all over the world. And there are really two distinct markets. There’s the smaller quarry type market which Lafarge, Heidelberg, Seamax, Martin Marietta, are all participating in, the RH40, 90, maybe the 120 different market. Then you have the 170 up to the 400 for the big mining customers. We believe that the demand is so strong and it would be our intentions to, at a minimum, double the business. So we are probably going to be looking at multiple opportunities. I don’t believe that any one location has that capability for anybody. We’re very, going to be very aggressive as Tim has been and we’re going to leverage the power of 175 Caterpillar dealers around the world that are not only doing mining shovels, that want to do mining shovels, but also quarry shovels. So tremendous growth opportunities. That’s why as Steve said, we’re simply not sure yet.

German – 42:16 – 43:37

Harry Bussmann: more questions, please. While the people with the microphones are going over to those who are going to ask the next questions, I will just take the time to get something else out of the way. Now we are in the position that we were in with Terex Mining at the end of the last year. An announcement has been made, but the deal is not yet perfect. This means that we must conduct business as usual. We must finish this year as well as we can. Selling parts and selling parts again, finishing the excavator, sending out the excavator and we must do this by the middle of next year or so. The time that it will take to be able to finish the deal will probably be somewhat longer than it took with Terex [INDISCERNIBLE 43:06]. So, business as usual, nothing big is being said, we cannot make the details public, we must still accomplish a lot of planning but normal business must go on normally. Maybe in this context, a question, is there perhaps a communication strategy as to who may speak with whom?

Tim Sullivan:

These are always difficult because lawyers tend to drive the process rather than operational individuals. I was very much restricted from having conversations with the Terex management during the acquisition last year. We planned to make sure that we stay within the law but we will have much more investigation and planning over the next six months at a very high level between the three of us and we will be asking for information from individuals to provide that information to me to have the discussions with both Steve and Chris. What that means is we cannot have individuals here in Dortmund or at any of our facilities having discussions with Caterpillar. Those need to be dealt with at high levels. And trust me those discussions will very, very often. It’s important that we maximize this time that we have before closing to put our strategy in place, strategies like we just talked about, so that we execute them very quickly after closing. But the rules are that there should be no discussions between yourselves and Caterpillar individuals. Effectively, and this may sound somewhat strange, and it is we remain competitors across certain products between now and the time that we close.

Steve Wunning:

The only thing that I want to add is that legally we couldn’t talk to you or to anybody until we signed the definitive agreements. We couldn’t do that. We signed those agreements late Sunday, and the first thing we did was start to talk to our employees, Tim and Chris and I are making a tour literally around the world to get to you and tell you first what we know and tell you that there’s things we don’t know. Now there’s going to be a lot of planning communications between Bucyrus and Caterpillar management. And as things develop, I know that Tim and his team will be communicating with you so that you know where we’re going. When we close, and hopefully that will be in the summer of 2011 I promise you that we will communicate with you on a regular basis and that it will be a two way street. Where we want you to talk to us as well.

German - 46:53 to 48:21

Harry Bussmann: Do not be so shy. Thanks.

47:02

Audience member:

So, this is not only to fulfill my job of asking questions all the time, but I’m also interested. I believe that we have a lot of experience already in collaborating with Caterpillar dealers, and the biggest concern, or at least a lot of concern is of course what will happen to the production location here, this has already been addressed. On the other hand, of course, it has to be addressed that many, many of us greatly welcome this deal as we really think that we will achieve an incredibly large market power with the Caterpillar dealers. Another issue of course is also regarding the collaboration that we previously had with the Caterpillar dealers, where it was always left to the independent dealers to enter into contracts with us. I assume this situation will change if we ourselves manufacture the Caterpillar products; is it the case that the dealer is required to distribute our product or is it still up to him. Because also in the past we had extremely good experiences in many, many areas when it came to our collaboration with the dealers; however, there have also been countries, of course, where the collaboration was not quite that good. In fact, I recently had a conversation with a customer who said to me, I buy your excavators only if we no longer do this through the, the respective dealer. Will it then be possible in the future to have other lever mechanisms and then sometimes to better motivate the poorly performing dealers?

Tim Sullivan:

Well let me clarify one point and then this is completely Chris’s to answer. But I want to clarify one point and this ties back to the previous question about the announcement that Caterpillar made about developing their own hydraulic excavator line. As you know, we do work with certain Caterpillar distributors. After the announcement last summer, our strategy was to systematically as soon as we could move away from Caterpillar distributors because we knew that when Chris brought out his new line of hydraulic excavators we would be on our own anyway. So our strategy in the last couple of months has been to begin to prepare to move away from CAT distribution. Well now, that’s going to change completely. Now we will be moving exclusively to CAT distribution. Now as far as their performance and how they will react, that’s Chris’s to answer.

Chris Curfman:

A very good question, thank you Tim. I’d just like to clarify the Caterpillar dealers around the world are all independent business people. They are free to make decisions on their own as they have been with O&K and now Bucyrus. So when we have the complete shovel line, the Caterpillar dealers I can assure you, are all going to want that hydraulic shovel, no questions about it. They want it right now. If we have dealers, and we do have some, that may not be performing as good as they should be, we get involved with those dealers to help them. And there are some customers that may not want to buy from a Caterpillar dealer, so it’s our job to help change that. But I can assure you all the Caterpillar dealers will all want, and we would expect them to sell the hydraulic shovel. No exceptions.

Steve Wunning:

What the vast majority of our customers say is that the Caterpillar dealer network is the best in the industry. That’s why they buy our products. The mining customers what they’re really looking for is the lowest owning and operating costs and the highest up time. And these dealers have invested a lot of money to deliver that. So overall, we feel like our CAT dealers are doing a good job. That we do have some problems from time to time and we will address that. The dealers, we talked to our dealers earlier this week. They are incredibly excited about the Bucyrus-Caterpillar partnership. They want your product, particularly the hydraulic shovel. There’s going to be a lot of marketplace pull for our products together.

Chris Curfman:

I’d like to just add one more point if I could, the last three or four years, our dealers have been selling the O&K shovel and now Bucyrus. But they have not shown you the commitment financially that they will now because they weren’t sure long term about the shovel. You will see now once we sign the deal, an investment level that you will never see anywhere else in the world. You will see brick and mortar, sales coverage, product support, you will see a tremendous change very quickly in the investment portfolio of every single dealer around the world, and that’s why we need more capacity and capability. Because we’re going to sell a hell of a lot more shovels.

German – 52:24 to 52:46

Harry Bussmann: We can manage one or two more questions.

52:38

Audience member:

How great is the risk that the deal could still fall through due to legalities?

Tim Sullivan:

You don’t have any lawyers up here but I will give you my opinion, and this is only opinion. This has 100% certainty. My opinion.

Steve Wunning:

I like that opinion. Yeah, we looked at that very carefully too and we’ve got a very very high confidence level that this will go through. The reason it takes so long is that we’re both global companies, we sell in countries all over the world, and we need to get regulatory approval from about 25 countries and our attorneys say that that takes six to nine months and now we’re telling our attorneys let’s get that done in four -six months. So we’re going to be pushing very aggressively, but our confidence of this going through is very high.

German – 54:00 to 55:08

Harry Bussmann: The last chance.

Audience member:

No que-, no more questions, perhaps only [INDISCERNIBLE 54:05]. I do not know on how many employees’ behalf I am speaking, but not only criticism should be heard, I believe that many, many of us, employees, are also truly excited about this decision. To many of us, Cat is truly also the number one company, [Kitrat] in any case, and I think that many of us, or for myself, just to speak for myself, this long period of time has to be overcome, one has once again the feeling, just like a year ago with the takeover of Bucyrus, a very exciting situation, we are truly motivated, it is also very exciting for us and, I believe, we would gladly be part of the change. And even then, it is difficult to tell, seven months, eight months business as usual, even though it would actually require considerable changes.

Harry Bussmann: But business as usual also means to almost double the production when one considers the planned production volume of next year and the planned production volume at the beginning of this year. So it is sufficiently exciting even without such a deal.

Tim Sullivan:

Ok, I think we’re out of time but I do want to make some closing comments and I’m glad Harry mentioned that. We are challenging you to double production in 2011. And we will have lots of discussions as to what the Caterpillar ownership means for this company but you know the bottom line is and what we are really trying to achieve here in Dortmund is excellence. We’ve obviously sold a lot of excavators, we need you to build a lot of excavators. When I talk to Stephan, Reinhard and Harry when I was here in September, I said I want more than double. Stephan tells me he can’t. But we have to work on this, we have to make sure we do what we can to finish the year strong. Load this plant as much as we possibly can as Chris said the market is very strong for us right now. And it’s only going to get better. So I will tell you from my perspective, this is nothing but good for you here in Dortmund. As Steve said, we need to work hard, we need to work at high quality levels to make our products the most acceptable in the marketplace, the most cost effective and efficient, but this is all good news for you here at Dortmund. If you have any questions between now and the time we do close, I would ask you to direct those to Harry, Reinhard, or Stephan and they will pass them to me and I’ll make sure you get an answer. We want to make sure that you fully understand what’s transpiring and what the game plan is, what the strategy is as we move forward. We’re proud of the work that you do here. We’re very proud of the work that we do here in Dortmund and we look for probably the most success that this facility and this product line has ever had since it was first introduced by O&K many years ago as we move forward through the marketplace. Ok? Thank you everyone. Thank you.

BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

Additional Information Relating to Bucyrus and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Bucyrus by Caterpillar. In connection with the proposed merger, Bucyrus intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, which will be mailed to stockholders of Bucyrus.

Bucyrus stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement (when available), as well as other filed documents, without charge, at the SEC’s website (http://www.sec.gov). Free copies of Bucyrus’s filings may be obtained by directing a request to Bucyrus’s Investor Relations by telephone to (414)768-4000, in writing to Bucyrus, Attention: Investor Relations, 1100 Milwaukee Avenue, South Milwaukee, WI 53172, by email to amalingowski@bucyrus.com or at Bucyrus’s website (http://www.bucyrus.com).

Bucyrus and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of Bucyrus with respect to the proposed transaction. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Information regarding Bucyrus’s directors and executive officers is also available in Bucyrus’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on March 12, 2010. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Bucyrus.

Caution Concerning Forward-Looking Statements Relating to Bucyrus

Statements in this communication that relate to Bucyrus’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals; (3) the failure of the transaction to close for any other reason; (4) the effect of the announcement of the transaction on Bucyrus’s business relationships, operating results and business generally; (5) the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business concerns; (8) general competitive, economic, political and market conditions and fluctuations; (9) actions taken or conditions imposed by the governmental or regulatory authorities; (10) adverse outcomes of pending or threatened litigation or government investigations; (11) the impact of competition in the industries and in the specific markets in which Bucyrus operates; and (12) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement to be mailed to Bucyrus’s stockholders Bucyrus’s filings with the SEC that are available on the SEC’s web site located at http://www.sec.gov, including the section entitled “Risk Factors” in Bucyrus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Readers are strongly urged to read the full cautionary statements contained in those materials. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.